                                   EXHIBIT 12
                         JOSTENS, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

                              Six months ended                         Years ended                 Six months ended Year ended
                            --------------------- ------------------------------------------------ ---------------------------
                             June 30,    July 1,  December 31,  January 1,  January 2,  January 3,   December 28,     June 30,
Dollars in thousands           2001       2000        2000         2000        1999        1998          1996          1996
------------------------------------------------- ------------------------------------------------ ---------------- ----------
Earnings
Income from continuing
operations before
income taxes                  $51,647    $36,336     $ 2,160     $74,659     $83,520     $93,383        $   26        $87,479

Interest expense
(excluding capitalized
interest)                      41,816     15,292      60,252       7,486       7,026       6,866         4,330          9,403

Portion of rent expense
under long-term operating
leases representative of
an interest factor                644        601       1,121       1,483       1,233       2,133         1,070          2,103

------------------------------------------------- -----------------------------------------------       -------       -------
Total earnings                $94,107    $52,229     $63,533     $83,628     $91,779    $102,382        $5,426        $98,985
================================================= ===============================================       =======       =======

Fixed charges
Interest expense
(including capitalized
interest)                     $41,816    $15,292     $60,252      $7,887      $7,729      $6,866        $4,330         $9,403

Portion of rent expense
under long-term operating
leases representative of
an interest factor                644        601       1,121       1,483       1,233       2,133         1,070          2,103

------------------------------------------------- -----------------------------------------------       -------       -------
Total fixed charges           $42,460    $15,893     $61,373      $9,370      $8,962      $8,999        $5,400        $11,506
================================================= ===============================================       =======       =======

Ratio of earnings to
fixed charges                     2.2        3.3         1.0         8.9        10.2        11.4           1.0            8.6